Exhibit 99

CACI Announces Intent to Acquire Six3 Systems, Inc.

Acquisition Adds Distinctive Cyberspace, C4ISR, and Intelligence Capabilities

Transaction Projected to Be at Least 5 Percent Accretive to GAAP EPS in CY14

Expands Company Market Opportunities by Approximately $15 Billion

ARLINGTON, Va.--(BUSINESS WIRE)--October 9, 2013--CACI International Inc (NYSE:CACI) announced today that it has signed a definitive agreement to acquire Six3 Systems, Inc., a premier provider of highly specialized support to the national security community in the areas of cyber and signals intelligence; intelligence, surveillance, and reconnaissance; and intelligence operations, from private equity firm GTCR. The transaction will expand CACI’s high-growth Cyberspace market as well as build on CACI’s capabilities in its high-volume C4ISR (command, control, communications, computers, intelligence, surveillance, and reconnaissance) and Intelligence market areas. Six3 Systems employs approximately 1,600 professionals worldwide, and its calendar year 2013 revenue is expected to be approximately $470 million. The purchase price is $820 million and closing is anticipated during CACI’s fiscal second quarter, ending December 2013, subject to regulatory approvals.

Headquartered in McLean, Virginia and with operations around the world, Six3 Systems provides highly specialized and differentiated strategic solutions, services, and products for the country’s most sensitive national security agencies and Department of Defense (DoD) critical missions for customers in the Intelligence, Defense, and Civilian communities. The transaction is expected to be at least 5 percent accretive to CACI’s GAAP earnings per share in calendar year (CY) 2014 and at least 10 percent accretive to diluted adjusted earnings per share. As part of this transaction, CACI has secured a firm financing commitment for $800 million. CACI will finance the acquisition through this new commitment and borrowings under its existing revolving credit facility.

Dr. J.P. (Jack) London, CACI Chairman of the Board, noted, “CACI’s acquisition of Six3 Systems, Inc. fits perfectly within the objectives of our strategic growth plan. It positions CACI with expanded capabilities to deliver high-value and in-demand solutions and services for our customers’ highest-priority national security and defense challenges. The acquisition of Six3 Systems is the largest in the company’s long and successful track record of more than 55 acquisitions that have delivered solid benefits for customers, shareholders, and employees of both CACI and the acquired companies. We are pleased to welcome Six3 Systems into CACI.”

Ken Asbury, CACI President and Chief Executive Officer, said, “Mergers and acquisitions continue to be a successful part of our growth strategy and a key way we deliver long-term shareholder value. CACI has been following Six3 Systems, Inc. with great interest for some time. We are confident that this acquisition will further differentiate CACI in the market space. Both our companies are positioned to support national intelligence missions that require sophisticated technologies and services in areas we believe will be high priorities even in an environment of sequestration or budget constraints. Six3 Systems furthers our capability to meet our nation’s evolving needs in such areas as combating both peer and asymmetric adversaries and supporting the growing role of cyber in national and economic security. With this acquisition, we are investing in the advanced intelligence, situational awareness, and cybersecurity capabilities that are essential to safeguarding our country, as well as the intelligence operations and C4ISR capabilities that serve and protect our military forces.”

According to John Mengucci, CACI Chief Operating Officer and President of U.S. Operations, “The acquisition of Six3 Systems, Inc. is consistent with our strategy to position CACI at the forefront of evolving Intelligence and DoD critical missions. Six3 Systems’ advanced capabilities using innovative methods and techniques will replace the expensive systems of the past and that is a big part of our focus. Like CACI, Six3 Systems focuses on enduring government missions, distinctive technologies, and critical national security missions. Our companies share a strong commitment to integrity, ethics, quality, and innovation. Six3 Systems’ highly experienced leadership team is well respected, with deep subject-matter expertise, and the company is a national asset for foreign systems intelligence in the national intelligence community and the Department of Defense. This acquisition positions us to offer high-end, affordable solutions to new and existing customers with a competitive advantage at the very highest levels.”

Six3 Systems, Inc. Chief Executive Officer Robert Coleman said, “We look forward to bringing our advanced solutions and capabilities along with our team of highly skilled professionals to CACI. We share in CACI’s dedication to our nation’s most critical missions, and we believe the acquisition will be a win-win situation for both firms: Six3 Systems will benefit from the larger resource and customer space that CACI offers, and CACI will benefit from the leading-edge technical capabilities and innovation that are Six3 Systems trademarks.”

BofA Merrill Lynch acted as exclusive financial advisor to CACI. Squire Sanders (US) LLP and Latham & Watkins LLP served as CACI’s legal advisors. BofA Merrill Lynch is providing committed debt financing for the transaction. The Chertoff Group and CSP Associates served as strategic advisors to CACI.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Wednesday, October 9, 2013 during which members of our senior management team will be making a brief presentation and followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial (877) 303-9143 and enter the confirmation code 78524465. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Wednesday, October 9, 2013 and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 15,000 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the successful closing and integration of our acquisition of Six3 Systems, actual revenue and earnings realized by Six3 Systems and the performance of the Six3 Systems business, as well as the risk factors set forth in CACI’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, and other such filings that CACI makes with the Securities and Exchange Commission from time to time. Any forward-looking statements should not be unduly relied upon and only speak as of the date hereof.

CACI-Acquisition

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, 703-841-7801
Executive Vice President, Public Relations
jbrown@caci.com
or
Investor Relations:
David Dragics, 866-606-3471
Senior Vice President, Investor Relations
ddragics@caci.com